Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 25, 2020

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter Ended December 31, 2019

Andover, MA, February 25, 2020 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2019. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the fourth quarter ended December 31, 2019 totaled $63.1 million, a 14.4% decrease from $73.7 million for the corresponding period a year ago, and a 10.8% sequential decrease from $70.8 million in the third quarter of 2019.

Gross margin dollars decreased to $29.8 million for the fourth quarter of 2019, compared to $33.9 million for the corresponding period a year ago, and decreased sequentially from $33.0 million for the third quarter of 2019. Gross margin, as a percentage of revenue, increased to 47.1% for the fourth quarter of 2019, compared to 45.9% for the corresponding period a year ago, and increased from 46.6% for the third quarter of 2019.

Net income for the fourth quarter was $1.3 million, or $0.03 per diluted share, compared to net income of $6.9 million or $0.17 per diluted share, for the corresponding period a year ago and net income of $5.9 million, or $0.14 per diluted share, for the third quarter of 2019.

Revenues for the year ended December 31, 2019, decreased 9.7% to $263.0 million from $291.2 million for the corresponding period a year ago. Net income for 2019 was $14.1 million, or $0.34 per diluted share, compared to net income of $31.7 million, or $0.78 per diluted share, for the corresponding period a year ago.

Cash and cash equivalents sequentially increased by $3.5 million to approximately $84.7 million at the end of the fourth quarter of 2019, from $81.2 million at the end of the third quarter of 2019. Capital expenditures for the fourth quarter of 2019 totaled $3.4 million, compared to $3.3 million for the third quarter of 2019.

Fourth quarter bookings of $76.8 million compare with $60.5 million for the third quarter of 2019 and the corresponding period a year ago. Total backlog at the end of the fourth quarter of 2019 was $104.2 million, up 15.6 % from $90.1 million at the end of the third quarter of 2019, and up 1.2% from $103.0 million at the end of 2018.

Commenting on fourth quarter performance and the company’s outlook, Dr. Patrizio Vinciarelli, Chairman and Chief Executive Officer, stated, “Vicor’s Q4 revenues were influenced by continuing headwinds related to tariffs and trade restrictions and rescheduling of programs now due to ramp starting in Q2. Bookings came in as expected but near-term visibility is clouded by the potential impact of the coronavirus on China and the global economy.”

Dr. Vinciarelli continued, “Q4 highlights included an all-encompassing list of customers seeking power system solutions to high current ASICs and AI accelerators for hyper-scale computing and automotive OEMs seeking power system solutions for autonomous driving and electric vehicles. The pace of design wins and breadth of customer engagements in high growth markets like AI and automotive reflects adoption of 48V Factorized Power and traction for our modular power system methodology, uniquely capable to efficiently address requirements from Mega-Watt power sources to Kilo-Amp loads.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, February 25, 2020 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 42061502. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 11, 2020. The replay dial-in number is 888-286-8010 and the Passcode is 90154129. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2018, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	DEC 31,	DEC 31,	DEC 31,	DEC 31,
	2019	2018	2019	2018
Net revenues	$63,125	$73,720	$262,977	$291,220
Cost of revenues	33,364	39,847	140,011	152,249

Gross margin	29,761	33,873	122,966	138,971

Operating expenses:
Selling, general and administrative	16,711	15,731	62,557	62,224
Research and development	12,155	11,066	46,588	44,286
Severance and other charges	—	62	—	402

Total operating expenses	28,866	26,859	109,145	106,912

Income from operations	895	7,014	13,821	32,059

Other income (expense), net	393	256	1,066	874

Income before income taxes	1,288	7,270	14,887	32,933

Less: (Benefit) provision for income taxes	(27)	363	778	1,087

Consolidated net income	1,315	6,907	14,109	31,846

Less: Net income (loss) attributable to noncontrolling interest	3	(3)	11	121

Net income attributable to Vicor Corporation	$1,312	$6,910	$14,098	$31,725

Net income per share attributable to Vicor Corporation:
Basic	$0.03	$0.17	$0.35	$0.80
Diluted	$0.03	$0.17	$0.34	$0.78

Shares outstanding:
Basic	40,482	40,182	40,330	39,872
Diluted	42,404	40,981	41,677	40,729

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31,	DEC 31,
	2019	2018
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$84,668	$70,557
Accounts receivable, net	38,115	43,673
Inventories, net	49,187	47,370
Other current assets	7,096	3,460

Total current assets	179,066	165,060

Long-term deferred tax assets	205	265
Long-term investment, net	2,510	2,526
Property, plant and equipment, net	56,952	50,432
Other assets	1,994	2,785

Total assets	$240,727	$221,068

Liabilities and Equity

Current liabilities:
Accounts payable	$9,005	$16,149
Accrued compensation and benefits	10,410	10,657
Accrued expenses	2,690	2,631
Sales allowances	741	548
Short-term lease liabilities	1,520	—
Accrued severance and other charges	—	234
Income taxes payable	57	710
Short-term deferred revenue and customer prepayments	5,507	5,069

Total current liabilities	29,930	35,998

Long-term deferred revenue	1,054	232
Contingent consideration obligations	451	408
Long-term income taxes payable	567	238
Long-term lease liabilities	2,855	102

Total liabilities	34,857	36,978

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	201,774	193,977
Retained earnings	143,098	129,000
Accumulated other comprehensive loss	(383)	(394)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	205,562	183,656
Noncontrolling interest	308	434

Total equity	205,870	184,090

Total liabilities and equity	$240,727	$221,068